MEEDER FUNDS

CODE OF ETHICS

The Board of Trustees of the Meeder Funds, a Massachusetts business trust having separate series of individual mutual funds (“Funds”) has adopted this Code of Ethics (“Code”) for the Funds to prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 17j-1under the Investment Company Act of 1940 (the “1940 Act”), as amended.

In this Code, the term “MAM” encompasses the adviser of the Meeder Funds, Meeder Asset Management, Inc., and MAM’s parent company, Meeder Investment Management, Inc.

I.	DEFINITIONS:

“Access Person”

(i)	Any Advisory Person (defined below) of the Meeder Funds or MAM.

(ii)	All Meeder Funds trustees and officers, excluding Independent Trustees (defined below).

(iii)	Any Supervised Person (defined below) who:
a)	has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds
b)	has access to nonpublic information on the purchases and sales of securities in the Funds and/or
c)	is involved in either making securities recommendations to clients or has access to such nonpublic recommendations.

“Advisory Person” means any Trustee, director or officer of the Meeder Funds or MAM who, in the course of their regular functions or duties makes, participates, in or obtains information regarding decisions about the purchases or sales of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales. All Advisory Persons are considered Access Persons.

“Beneficial Ownership” shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934 and includes direct and indirect beneficial ownership of a security.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Fund Manager” means any person or persons with the direct responsibility and authority to make investment decisions affecting the Funds.

“Independent Trustee” means a Trustee who is not an Interested Person as defined below. Independent Trustees are not Access or Advisory Persons for the purposes of this Code.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Interested Person” includes any person who is a trustee, officer, employee or owner of 5% or more of the outstanding stock of any investment adviser. Affiliates are also “interested persons”, except as provided in Rule 2(a)(19) under the 1940 Act.

“Interested Trustee” means any Trustee of the Meeder Funds who is an Interested Person.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

“Non-Reportable Securities” means the following:

-direct obligations of the U.S. Government (“government security” as defined in 1940 Act)

-bankers’ acceptances

-bank certificates of deposit

-commercial paper

-high quality short-term debt instruments, including repurchase agreements

-registered open-end investment companies (mutual funds other than “Reportable Funds”)

-stock index futures

-unit investment trusts that invest only in unaffiliated mutual funds.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security. A security is “being considered for purchase or sale” when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

“Reportable Fund” means any fund for which MAM serves as an investment adviser.

“Reportable Security” means any security that does not fall under the definition above of Non- Reportable Securities. Exchange traded funds organized as unit investment trusts are Reportable Securities.

“Review Officer” is designated by the Fund’s Board of Trustees to provide preclearance review of any personal security transaction, including those involving limited offerings and initial public offerings, as required by this Code of Ethics. The Review Officers are the Chief Compliance Officer (“CCO”) and the Chief Investment Officer (“CIO”).

“Supervised Person” is any officer, director or trustee of the Meeder Funds or MAM, another person occupying a similar status or performing similar functions, or employee of MAM, or another person providing investment advice on behalf of MAM and subject to the supervision and control of MAM.

II.	STATEMENT OF GENERAL PRINCIPLES

Each Access and Advisory Person shall adhere to the highest ethical and fiduciary standards and shall:

A.	at all times, place the interests of the Fund shareholders before their personal interests;

B.	avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility;

C.	not take any inappropriate advantage of his position with or on behalf of the Fund shareholders;

D.	conduct all personal securities transactions in a manner consistent with this Code; and

E.	not provide gifts or entertainment in order to receive business through improper influence, or accept gifts or entertainment that could influence their decision making.

All Access and Advisory persons shall comply with all applicable Federal securities laws.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	Blackout Periods

No Access Person shall purchase or sell, directly or indirectly, any Reportable Security in which they have, or by reason of such transaction acquire, any beneficial ownership within seven calendar days before and after the Funds trade (or have traded) in that security. All trade requests in Reportable Securities will be provided in writing to the investments department and the CIO or designee will certify whether the Funds will be trading in that security within the next seven days or have traded in that security in the seven days prior to that trade request.

B.	Initial Public Offerings and Limited Offerings

Any Access Person shall obtain pre-clearance from a Review Officer for any transaction involving securities of an initial public offering or acquisition of securities in a limited offering.

C.	Short-Term Trading Profits

The Meeder Funds prohibit the purchase and sale, or sale and purchase of the same (or equivalent) Reportable Securities of which an Access Person has beneficial ownership, within 45 calendar days of each other. If this occurs, each Access Person shall separately report to a Review Officer any transaction (whether a purchase or sale) which would result in a short-term profit. The consequences for violation of this Section are listed in Section VII.

IV.	GIFTS AND ENTERTAINMENT

A.	Gifts

MAM abides by NASD Rule 3060 which prohibits any member firm or person associated with a member firm from giving items in excess of $100 per individual per year where such payment is “in relation to the business of the recipient’s employer.”

B.	Entertainment

The NASD has interpreted Rule 3060 as not limiting “ordinary and usual business entertainment,” such as an occasional sporting event, theatre production or comparable entertainment, provided a person associated with the member firm is present. Anything that does not qualify as entertainment based on this description is considered a gift, subject to the limitation above.

C.	Exceptions

(i) Personal gifts, such as wedding gifts, may be permissible, provided that these gifts are not “in relation to the business of the recipient’s employer.”

(ii) Gifts of de minimis value (less than $100), such as promotional items bearing the Funds or MAM logo.

D.	Reporting and Recordkeeping

All gifts and entertainment received by advisory persons in the course of doing business must be reported to the MAM Compliance Department quarterly, and will be tracked on an aggregate basis for the calendar year.

E.	Other

ERISA (Employee Retirement Income Security Act), LMRDA (Labor-Management Reporting and Disclosure Act), state and local laws may have other limitations concerning gifts and entertainment. Advisory Persons are reminded that real or perceived conflicts of interest are prohibited under this Code, and are encouraged to discuss any questions about gifts or entertainment with the MAM Compliance Department.

V.	COMPLIANCE PROCEDURES

A.	Pre-clearance

An Access Person may not, directly or indirectly, acquire or dispose of beneficial ownership of a security involving a limited offering or initial public offering without providing the proposed trades to the Review Officer first and receiving approval. The approved transaction must be completed within 3 business days after clearance is received and only if the Review Officer has not rescinded such approval prior to execution of the transaction.

For other types of Reportable Securities transactions, a transaction form must be completed by the Access Person so that security can be reviewed by the investments department to ascertain whether the Funds will be trading in that security in the next seven days or have traded in that security in the seven days prior to that trade request. The cleared transaction must be executed within 3 business days of the transaction being cleared by the Review Officer as not being in a black-out period.

B.	Reporting

An Access Person must submit holdings and transaction reports for Reportable Securities in which the Access Person held or acquired any direct or indirect beneficial ownership, as defined under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

Indirect ownership includes the following:

•	Transactions and holdings of a spouse or other immediate family member living with the Access Person.
•	Securities held by a general or limited partnership of which the Access or Advisory Person is a general partner.
•	Shares that an Access Person has the right to acquire through the exercise of options or warrants.

1.	Initial Holdings Report

All Access Persons must report all Reportable Securities holdings to a Review Officer within 10 days after becoming an Access Person.

2.	Annual Holdings Report

All Access Persons must report their Reportable Securities holdings to a Review Officer annually within 45 days after the end of each calendar year.

3.	Quarterly Transaction Reports

All Access Persons must report their transactions with Reportable Securities on a quarterly basis to a Review Officer within 30 days of the end of that quarter. Those reports must include the following:

a.	the date of the transaction, the title and the number of shares and the principal amount of each security involved;

b.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	the price at which the transaction was effected;

d.	the name of the broker, dealer or bank with or through whom the transaction was effected; and

e.	the date that the report is submitted.

All Access Persons shall also report all gifts, other than those of de minimis value, and entertainment given and received during the quarter. The report shall include the date, a description, and the approximate value of the gift or entertainment. In the case of entertainment the names of other persons attending shall also be reported to the extent practicable.

An Access Person of the Funds who is also an Access Person of MAM shall file their reports with a Review Officer of MAM. To the extent such reports would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) of the Investment Advisers Act of 1940, no such reports need be filed by such Access Person pursuant to this Code.

C.	Exempted Transactions

1.	Access Persons do not have to report transactions or holdings regarding the following types of accounts or transactions:

a.	transactions effected for any account over which such Access Person has no direct or indirect influence or control;

b.	purchases or sales that are non-volitional on the part of the Access Person or the Fund, including mergers, recapitalizations or similar automatic or non-volitional transactions;

c.	transactions effected for an automatic investment plan, including regular investments in retirement accounts;

d.	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

e.	transactions that are part of a scheduled, periodic portfolio rebalancing; and

f.	transactions that would otherwise be reportable except that the expected market value of the transaction is less than $10,000.

2.	New Securities Accounts

If during any calendar quarter an Access Person established an account in which any Reportable Securities were held during the quarter for the direct or indirect benefit of the Access Person, they must also include the following information in their quarterly report:

a.	The name of the broker, dealer or bank with whom the Access Person established the account and

b.	The date the account was established.

3.	Reporting Actual or Suspected Violations

All persons under the scope of this Code must report any known or suspected violations of this Code to the MAM CCO.

Reports of actual or suspected violations may also be made either in person, via phone, letter, e- mail or anonymously to the Director of Corporate Responsibility. MAM’s CCO will be given a copy of the reported actual or suspected violation. A copy of the Whistleblower Policy may be obtained from the legal department.

D.	Review

Periodically the MAM CCO or designee will review the personal transactions reports for any material deficiencies and report those to the General Counsel of MAM and Board of Trustees of the Funds in their annual report.

In reviewing transactions, the MAM CCO shall take into account the exemptions to the reporting requirements. Before making a determination that a violation has been committed by an Access Person, the MAM CCO shall give such person an opportunity to supply additional information regarding the transaction in question.

E.	Certification of Compliance

Each Access Person is required to certify annually in writing that he or she has read, understood, and will abide by this Code and recognizes that he or she is subject to this Code. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of this Code and that he or she has disclosed or reported all reportable personal securities transactions pursuant to the requirements of this Code.

VI.	REVIEW BY THE BOARD OF TRUSTEES

At least annually, a Review Officer shall report to the Board of Trustees regarding the following:

A.	Any procedural changes made during the past year concerning Access Person personal trading activities policies and procedures and;

B.	Any recommended changes to this Code or related procedures.

At least annually, the Funds’ CCO shall furnish the Board of Trustees a written report that includes the following:

(i)	any issues arising under this Code or such procedures, including, but not limited to, information about any material violations of this Code or such procedures and any sanctions imposed in response to such violations and;

(ii)	certifications that the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

VII.	SANCTIONS

A.	Sanctions for Violations by Access Persons.

If a Review Officer determines that a violation of this Code has occurred, he or she shall so advise the Board of Trustees and the Board may impose such sanctions as it deems appropriate, including disgorgement of profits, censure, or suspension of the violator. All material violations of this Code and any sanctions imposed as a result thereto shall be reported in writing at least annually to the Board of Trustees.

B.	Sanctions for Violations by Independent Trustees

If a Review Officer determines that any Independent Trustee has violated this Code, he or she shall so advise the President of the Funds and the Review Officer must also advise an ad hoc committee consisting of all other Independent Trustees on the matter. The ad hoc committee may impose such sanctions as it deems appropriate or refer the matter to the full Board of Trustees of the Funds, which may impose such sanctions as it deems appropriate.

XIII.	MISCELLANEOUS

A.	Service of Access Person as a Director

1.	No Access Person shall serve on a board of directors of a publicly traded company without prior authorization from the Board of Trustees of the Funds, based upon a determination that such board service would be consistent with the interests of the Funds and its shareholders.

2.	If board service of an Access Person is authorized by the Board of Trustees of the Funds, such person shall be isolated from the investment making decisions of the Funds with respect to the public company of which they are a director.

B.	Notification of Access Persons

A Review Officer of the Funds will identify and notify all Access Persons who are under a duty to make reports to the Funds. Any failure by a Review Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

C.	Records

The Funds shall maintain records in the manner and to the extent set forth under the conditions described in Rule 31a-2(f) under the 1940 Act, and shall be available for examination upon request by representatives of the Securities and Exchange Commission (“SEC”):

1.	a copy of this Code and any other code which was in place at any time within the past five years, shall be preserved in an easily accessible place;

2.	a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.	a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

4.	a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code, shall be maintained in an easily accessible place; and

5.	a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons regarding limited offerings or initial public offerings for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

D.	Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

E.	Interpretation of Provisions

The Board of Trustees of the Funds may from time to time adopt such interpretations of this Code as it deems appropriate.

F.	Delivery of Code and Training

Annually a copy of this Code will be distributed to all employees of MAM and all Interested Trustees and officers of the Meeder Funds. Training will be given periodically on this Code.